Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 25, 2012, on our audits of the financial statements of Affinity VideoNet, Inc. as of December 31, 2011 and 2010 and for each of the years then ended, included in the Current Report on Form 8-K/A of Glowpoint, Inc. filed on December 17, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Anton Collins Mitchell LLP

Denver, Colorado
December 27, 2012